UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 18, 2012

U.S. AUTO PARTS NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33264	68-0623433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16941 Keegan Avenue, Carson, CA 90746
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (310) 735-0085

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 18, 2012, U.S. Auto Parts Network, Inc. (the “Company”) amended and restated its Employment Agreements with Shane Evangelist, the Company’s Chief Executive Officer (the “Amended Evangelist Employment Agreement”), and Aaron Coleman, the Company’s Chief Operating Officer (the “Amended Coleman Employment Agreement”), to extend the term of the Company’s existing Employment Agreements entered into with Mr. Evangelist on October 12, 2007, as amended on March 29, 2010 (the “Prior Evangelist Agreement”), and entered into with Mr. Coleman on April 3, 2008, as amended on March 29, 2010 (the “Prior Coleman Agreement”). Together, the Amended Evangelist Employment Agreement and the Amended Coleman Employment Agreement are the “Amended Employment Agreements” and together the Prior Evangelist Agreement and the Prior Coleman Agreement are the “Prior Agreements.”

The Prior Evangelist Agreement and the Prior Coleman Agreement were scheduled to expire on October 12, 2012 and April 3, 2013, respectively, and were each amended and restated pursuant to the Amended Employment Agreements to provide for an additional five-year term ending on September 18, 2017. Additional revisions were made to the Amended Employment Agreements for purposes of, among other things, reflecting Mr. Evangelist’s current annual base salary of $425,000 that became effective on January 1, 2011 and Mr. Coleman’s current annual base salary of $300,000 that became effective on January 1, 2012, and reflecting the change in Mr. Coleman’s title to Chief Operating Officer that became effective in September 2010. Mr. Evangelist and Mr. Coleman will continue to be entitled to receive substantially the same bonus, severance and other fringe benefits under the Amended Employment Agreements as were previously provided to them under their respective Prior Agreements.

Pursuant to the Amended Evangelist Employment Agreement, Mr. Evangelist will receive an annual base salary of $425,000. Mr. Evangelist will also continue to be eligible to receive an annual target incentive bonus of up to 80% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee of the Company’s Board of Directors. While Mr. Evangelist will continue to be employed on an at-will basis, the Amended Evangelist Employment Agreement provides that in the event of his involuntary termination by the Company for any reason (other than for cause) or in the event of his own voluntary resignation with good reason, Mr. Evangelist will continue to be entitled to severance benefits consisting of, among other things, continuation of his annual base salary for a period of one year following termination, a pro-rated portion of his target bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for a period of up to one year following his termination of employment.

Pursuant to the Amended Coleman Employment Agreement, Mr. Coleman will receive an annual base salary of $300,000. Mr. Coleman will also continue to be eligible to receive an annual target incentive bonus of up to 50% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee of the Company’s Board of Directors. While Mr. Coleman will continue to be employed on an at-will basis, the Amended Coleman Employment Agreement provides that in the event of his involuntary termination by the Company for any reason (other than for cause) or in the event of his own voluntary resignation with good reason, Mr. Coleman will continue to be entitled to severance benefits consisting of continuation of his annual base salary for a period of up to one year following termination, a pro-rated portion of his target bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for a period of up to one year following his termination of employment.

The foregoing descriptions of the Amended Employment Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of those documents attached hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.39	Employment Agreement dated September 18, 2012 between the Company and Shane Evangelist.

10.44	Employment Agreement dated September 18, 2012 between the Company and Aaron Coleman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 20, 2012	U.S. AUTO PARTS NETWORK, INC.

	By:	/s/ DAVID ROBSON
David Robson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.39	Employment Agreement dated September 18, 2012 between the Company and Shane Evangelist.

10.44	Employment Agreement dated September 18, 2012 between the Company and Aaron Coleman.